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Tkis announcement is neither an Offer to purchase nor a solicitation of an Offer to sell Shares (as defined below). The C (as defined below) is made solely by the Offer to Purchase, dated December 2, 1999, and the related Lettei
Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not bei made to (nor will tenders be accepted from or on' behalf oJ9 holders of Shares in any jurisdiction in which t making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In a) jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broke or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or mon registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All of the? Outstanding, Shares of Common Stock of

BoIM C.
at
$5.25 Net Per Share
by
Shade Acqwsition, Inc.

a whofly owned subsidiary oi

Worldwide Sports and Recreafion, Inc.



I
 a company controffed by

Wind. Point Partners

Shade Acquisition, Inc., a Delaware corporation ("Acquisition Sub") which is a wholly owned subsidiary Worldwide Sports and Recreation, Inc., a Delaware corporation C'Purchaser"), is offering to purchase all of the outsta~ ing shares of Common Stock, par value $0.01 per share (the "Common Stock"), of BoI16 Inc., a Delaware corporation ( "Company") (the "Shares"), at $5.25 per Share, net to the seller in cash (such price, or any such higher price per Sh, as may be paid in the Offer (as defined below), being referred to herein as the "Offer Price"), on the terms and subjec the conditions set forth in the Offer to Purchase, dated December 2, 1999 (together with, any amendments or supl ments thereto, the "Offer to Purchase"), and in the related Letter of Transmittal (which collectively, together with " amendments or supplements thereto, constitute the "Offer"). Tendering stockholders will not be obligated to pay brol age fees or commissions or, subject to instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Slia by Acquisition Sub pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Share, possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Of Purchaser intends to effect the Merger described below.

        THE OFFER AND WY11IDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK Cr1Y TIME, ON TUESDAY, JANUARY 4, 2000, UNIESS THE OFIFER IS MVNDE.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prio the expiration of the Offer a number of Shares which, together with any Shares owned by Purchaser, Acquisition Sul any of their affiliates, constitutes more than 90% of the aggregate outstanding Shares (including any Shares outstak as of the consummation of the Offer that have been issued upon the exercise of options to purchase, and the conver, or exchange of all securities convertible or exchangeable into, Shares) of all the securities of the Company and Purchaser having obtained sufficient financing, on terms and conditions satisfactory to Purchaser to enable consuin tion of the Offer and the Merger. The Offer is also subject to certain other conditions described in
Section 14 of the 0 to Purchase.
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 24, 1999
"Merger Agreement"), among Purchaser, Acquisition Sub and the Company, pursuant to which, after the col-ripletio the Offer, Acquisition Sub will be merged with and into the Company (the "Merger") and each Share issued and standing immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Shares owned by Company or any of its subsidiaries, Purchaser, Acquisition Sub or any of their affiliates or Shares that are field by st holders exercising appraisal rights pursuant to Section 262'of the Delaware General Corporation Law) shall, by virtt, the Merger and without -any.action on the part of the holder thereof, be converted into the right to receive, witl interest the Offer Price. As a result of the Merger, the Company will become a wholly owned subsidiary of Purch~ The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.
 The Board of Directors of the Company has determined that the Offer and the Merger are fair to and in best interests of the Company and its stockholders and has approved the -Offer and the Merger Agreement and reci mends that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.
For purposes of the Offer, Acquisition Sub will be deemed to have accepted for payment Shares vali tendered and not withdrawn as, if and when Acquisition Sub gives oral or written notice to First Chicago Trust Comp of New York (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Payment for Sh, accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Deposit which will act as agent for the tendering stockholders for the purpose of receiving payments from Acquisition Sub transmitting such payments to the tendering stockholders. Under no circumstances will interest on the Offer Pric( paid, regardless of any delay in making such payment.
In'all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after tir receipt by the Depositary of (i) certificates for such Shares or a confirmation of the book-entry transfer of such Sh into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 ol Offer to Purchase, Q the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 ol Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Lette-Transmittal. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities Exchange Commission, Acquisition Sub expressly reserves the right, in its sole discretion, at any time or from tilil time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension tc Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, E announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previo scheduled expiration date of the Offer.
During any such extension, all Shares previously tendered and not withdrawn remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stoclkholder's Shares.
Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to Offer may be withdrawn at any time prior to the Expiration Date (as defined in Section I of the Offer to Purcliase) unless theretofore accepted for payment by Acquisition Sub pursuant to the Offer, may also be withdrawn at atiy after January 31, 2000.
 For a withdrawal to,be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal ty be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. , such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the nuni of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdr~ must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares li been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name number of the account at the Depository Institution (as defined in Section 2 of the - Offer to Purchase) to be credited N the withdrawn Shares.'If certificates for Shares to be withdrawn have been delivered or otherwise identified to Depositary, then prior to the physical release of such certificates, the name of the registered holder and the sc numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical releas such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal wit determined by Acquisition Sub, in its sole discretion, which determination shall be final and binding. None of Purcha Acquisition Sub, the Depositary, the Information Agent, or any other person will be under any duty to give notificatio any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notificat Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to ~. been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.
'Me information required to be disclosed by paragraph (e) (1) (vii) of Rule
14d-6 of the General Rules Regulations under the Securities Exchange Act of 1934,- as amended, is contained in the Offer to Purchase an incorporated herein by reference.
The Company has provided Acquisition Sub with the Company's stockholder list and security position listi for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal , if required, other relevant materials, will be mailed by Acquisition Sub to record holders of Shares and will be furnis to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of wh nominees, appear on the Company's stockholder list or, if applicable, who are fisted as participants in a clearing agen security position fisting for subsequent transmittal to beneficial owners of shares.
'Me Offer to Purchase and the Letter of Transmittal contain important information which should be r carefully before any decision is made with respect to the Offer.
 j-XUULX-j UA,
For a withdrawal to,be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal mu! be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. An such notice of withdrawal must specify the name of the person having tendered the Shares, to be withdrawn, the numb( of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn at registered, if different from that of the person who tendered such Shares. 'Me signature(s) on the notice of withdraw must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares ha% been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures ft book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the naine all number of the account at the Depository Institution (as defined in Section 2 of the Offer to Purchase) to be credited wit the withdrawn Shares.'If certificates for Shares to be withdrawn have been delivered or otherwise identified to ff Depositary, then prior to the physical release of such certificates, the name of the registered holder and the seri numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will l: determined by Acquisition Sub, in its sole discretion, which determination shall be final and binding. None of Purchas( Acquisition Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification .any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notificatio. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to hal been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of tf procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.
The information required to be disclosed by paragraph (e) (1) (vii) , of Rule 14d-6 of the General Rules ar Regulations under the Securities Exchange Act of 1934,- as amended, is contained in the Offer to Purchase and incorporated herein by reference.
The Company has provided Acquisition Sub with the Company's stockholder list and security position listinj for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal an if required, other relevant materials, will be mailed by Acquisition Sub to record holders of Shares and will be furnish( to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of who, nominees, appear on the Company's stockholder Est or, if applicable, who are fisted as participants in a clearing agency security position listing for subsequent transmittal to beneficial owners of shares.
Ile Offer to Purchase and the Letter of Transmittal contain important information which should be re, carefully before any decision is made with respect to the Offer.
 . Questions and requests for assistance may be directed to the Information Agent at its address and telephot number set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Trahsmitial at other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or tru companies. Such additional copies will be furnished at Acquisition Sub's expense. Acquisition Sub will not pay any fees i commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.

ne Information Agentfor the Offer is:
MORROW& CO., INC.
445 Park Avenue, 5th Floor
New York, NY 10022
Banks and Brokerage Firms Call: (800) 662-5200

        Shareholders Please Call: (800) 566-9061
December 2, 1999